Exhibit 12.1
STATEMENT OF CALCULATION OF
RATIO OF EARNINGS TO FIXED CHARGES
(000’s)
For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represent income before income taxes plus fixed charges. “Fixed charges” consist of (a) interest expensed and capitalized; (b) amortized premiums, discounts and capitalized expenses related to indebtedness; (c) an estimate of the interest within rental expenses; and (d) preference security dividend requirements of consolidated subsidiaries.

	Fiscal Year Ended
	April 30,
	2004		2005		2006		2007		2008
Earnings:
Earnings before Fixed Charges	$39,745		$2,140		$(21,268)		$(3,965)		$(6,178)

Fixed Charges
Interest Expense (Inc Amortization of Debt Costs)	5,252		11,544		26,841		26,649		26,420
Less Capitalized Interest	7,900		14,300		—		—		—
Estimated Interest within Rental Expenses	43		45		26		—		—

Total Fixed Charges	13,195		25,889		26,867		26,649		26,420

Amortization of Capitalized Interest	—		—		699		699		703
Less Capitalized Interest	(7,900)		(14,300)		—		—		—

Total	(7,900)		(14,300)		699		699		703

Total Earnings	45,040		13,729		6,298		23,383		20,945

Fixed Charges	13,195		25,889		26,867		26,649		26,420

Ratio of Earnings to Fixed Charges	3.4	x	0.5	x	0.2	x	0.9	x	0.8	x